EXHIBIT 4(ff)

CERTIFICATE OF TRUST

OF

LINCOLN NATIONAL CAPITAL IX

     This Certificate of Trust of Lincoln National Capital IX (the “Trust”), dated March 18, 2002, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. §3801 et seq.).

     1.     Name. The name of the business trust being formed hereby is Lincoln National Capital IX.

     2.     Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Bank One Delaware, Inc., 300 King Street, Wilmington, Delaware, 19801.

     3.     Effective Date. This Certificate of Trust shall be effective as of March 18, 2002.

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By: /s/ Marla S. Roth Name: Marla S. Roth Title: Assistant Vice President

BANK ONE DELAWARE, INC., as Trustee

By: /s/ Marla S. Roth Name: Marla S. Roth Title: Vice President

Frederick J. Crawford, as Trustee

By: /s/ Frederick J. Crawford